Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We have issued our report dated February 28, 2014, with respect to the consolidated financial statements included in the Annual Report of Novation Companies, Inc. on Form 10-K for the year ended December 31, 2013. We hereby consent to the incorporation by reference of said report in the Registration Statement of Novation Companies, Inc. on Form S-8 (File No. 333-116998).

/s/ GRANT THORNTON LLP
Kansas City, Missouri
February 28, 2014